EXHIBIT 21

Subsidiaries of the Registrant

The following is a list of subsidiaries of FactSet Research Systems Inc., a Delaware corporation, as of August 31, 2014.

Name of Subsidiary	State or Country of Incorporation or Organization
FactSet Benelux B.V.	Netherlands
FactSet Brasil Consultoria Ltda	Brazil
FactSet Data Systems, Inc.	Delaware
FactSet Delaware, LLC	Delaware
FactSet Europe Limited	England
FactSet Europe S.a.r.l.	Luxembourg
FactSet France Inc.	Delaware
FactSet France S.a.r.l	France
FactSet GmbH	Germany
FactSet Holdings UK Limited	England / Wales
FactSet Hong Kong Limited	Hong Kong
FactSet Ireland Limited	Ireland
FactSet Italia S.r.l.	Italy
FactSet JCF S.A.S.	France
FactSet Limited	Delaware
FactSet Mergerstat, LLC	Delaware
FactSet Pacific, Inc.	Delaware
FactSet Philippines, Inc.	Philippines
FactSet Research Limited	New York
FactSet Systems India Private Limited	India
FactSet (UAE) LLC	United Arab Emirates
LionShares Europe S.A.S.	France
Market Metrics LLC	Massachusetts
StreetAccount LLC	Wyoming
SIA FactSet Latvia	Latvia
FactSet Sweden AB	Sweden
FactSet Singapore PTE LTD	Singapore
Matrix-Data Limited	England / Wales
Matrix-Data Research Limited	England / Wales
Rhetorik Limited	England / Wales
Health-Enet Limited	England / Wales
FactSet Canada, Inc.	Canada
FactSet Spain SL	Spain
FactSet Research Systems South Africa	South Africa